Exhibit 10.1
THE INDEBTEDNESS EVIDENCED BY THIS PROMISSORY NOTE IS SUBORDINATE TO THE EXTENT AND IN THE MANNER SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF APRIL 3, 2006 BY AND AMONG XPONENTIAL, INC., CURTISWOOD CAPITAL, LLC, AMERICAN IRONHORSE MOTORCYCLE COMPANY, INC., AND TEXTRON FINANCIAL CORPORATION.
PROMISSORY NOTE

$900,000.00	Fort Worth, Texas	April 3, 2006
     FOR VALUE RECEIVED, the undersigned, American IronHorse Motorcycle Company, Inc. (“Maker”), with its principal offices located at 4600 Blue Mound Road Fort Worth, Texas 76106 promises to pay to the order of Xponential, Inc. (“Payee”) at 6400 Atlantic Boulevard, Suite 190, Norcross, Georgia 30071 the sum of NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($900,000.00) or, if different, such amount of advances hereunder as may be due and owing, in legal and lawful money of the United States of America, together with interest thereon from the date hereof until maturity at the rate of twelve percent (12%) per annum. All past due principal and interest shall bear interest at fourteen percent (14%) per annum.
     No provision of this note shall require the payment or permit the collection of interest in excess of the maximum lawful rate which Maker may stipulate and agree to pay as determined by a court of competent jurisdiction. If it is so determined that any excess interest is provided for herein, Maker shall not be obligated to pay the amount of interest to the extent that it is in excess of the amount permitted by law, and any excess interest paid shall be credited as a payment on the principal balance or, if applicable, refunded to Maker.
     Unless maturity is accelerated as provided below, this note is payable as follows: Principal and interest are payable on demand, but if no demand is made, principal is payable on March 31, 2007 and interest is payable monthly commencing on or before the 1st day of every month, beginning May 1, 2006 and continuing regularly thereafter until March 31, 2007, at which time the entire amount of principal and interest remaining unpaid is due and payable.
     Interest will be calculated on the unpaid principal to the date of each installment paid. All payments received on this note shall be credited first to the discharge of the interest accrued and the balance to the reduction of principal.
     The occurrence of any one or more of the following events shall constitute an “Event of Default:”
(1)	failure by Maker to make punctual payment of this note, or any part thereof, principal or interest, as the same shall become due and payable; or

(2)	a default of the obligations of Maker under that certain Amended and Restated Loan and Security Agreement dated as of March 28, 2005 between Textron Financial Corporation, as lender, and Maker, as borrower, as amended by instrument dated January 20, 2006, which default shall not have been cured or waived within any applicable grace period.
     Upon the occurrence of an Event of Default, the entire indebtedness evidenced hereby shall be matured, at the option of the holder hereof.
     In the event this note, or any part hereof, is placed in the hands of an attorney for collection or is collected through probate, bankruptcy, or other judicial proceedings (including any proceedings, state or federal, for the relief of debtors), Maker agrees to pay to the holder hereof a reasonable attorney’s fee.
     Maker hereof reserves the right to prepay, prior to maturity, all or any part of the principal of this note, and interest shall immediately cease on any amount so prepaid. Any prepayment is to be applied toward the payment of the principal installments last maturing upon this note, that is, in the inverse order of maturity and without reducing the amount or time of payment of the remaining obligatory installments.
     This note shall be governed by the laws of the State of Texas and all applicable federal laws.
     Maker and any sureties and endorsers of this note expressly waive all notices, demands for payment, presentations for payment, notices of acceleration and of intention to accelerate the maturity, protest and notice of protest, as to this note, and as to each, every and all installments hereof, and each consents that Payee or any other holder of this note may at any time, and from time to time, upon request of or by agreement with Maker, extend the date of maturity hereof or change the time or method of payments without notice to any of the sureties or endorsers, who shall remain bound for the payment hereof.

AMERICAN IRONHORSE MOTORCYCLE COMPANY, INC.
By:	/s/ Robert A. Krause
Robert A. Krause, Chief Financial Officer